As filed with the Securities and Exchange Commission on February 25, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

GUERRILLA RF, INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-3837067
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1196 Pleasant Ridge Road

Suite 5

Greensboro, NC 27409

(336) 510-7840

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Long-Term Stock Incentive Plan

2021 Equity Incentive Plan

(Full title of the plans)

John Berg

Chief Financial Officer

1196 Pleasant Ridge Road

Suite 5

Greensboro, NC 27409

(336) 510-7840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Iain MacSween, Esq.

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP

230 North Elm Street

2000 Renaissance Plaza

Greensboro, NC 27401

(336) 373-8850

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference, except to the extent that any information contained in such filings is deemed “furnished” and not “filed” (pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other applicable Commission rules):

(a)	the Registrant’s prospectus filed with the Commission on February 14, 2022 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-261860), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on October 27, 2021; November 17, 2021; December 14, 2021; and February 7, 2022;

(c)	the Registrant’s Current Report on Form 8-K/A filed with the Commission on November 15, 2021;
(d)	the Registrant’s Annual Report on Form 10-K filed with the Commission on April 28, 2021; and
(e)	the Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 17, 2021; August 16, 2021; and October 21, 2021.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other applicable Commission rules)  subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of a director for monetary damages to the fullest extent permitted by law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws require the Registrant to indemnify its directors and officers to the maximum extent not prohibited by the DGCL and allow the Registrant to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, the Registrant’s amended and restated bylaws also require the Registrant to advance expenses incurred by its directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors, officers, and certain of its other employees. These agreements, among other things, require the Registrant to indemnify its directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer, or key employee in any action or proceeding arising out of their service to the Registrant or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request. Subject to certain limitations, the Registrant’s indemnification agreements also require the Registrant to advance expenses incurred by its directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

The Registrant also maintains directors’ and officers’ liability insurance.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on October 22, 2021	8-K	000-56238	3.2	October 27, 2021
4.2	Amended and restated bylaws	8-K	000-56238	3.3	October 27, 2021
5.1	Opinion of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP as to the validity of the shares of the Registrant’s common stock					X
23.1	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm					X
23.2	Consent of Raich Ende Malter & Co. LLP, independent registered public accounting firm.					X
23.3	Consent of Brooks, Pierce, McLendon, Humphrey and Leonard, LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included in the signature page hereof)					X
99.1	Guerrilla RF, Inc. 2014 Long-Term Stock Incentive Plan and form of award agreements	8-K	000-56238	10.11	October 27, 2021
99.2	Guerrilla RF, Inc. 2021 Equity Incentive Plan and form of stock bonus award agreement.	S-1	333-261860	10.15	December 23, 2021
99.3	Form of award agreements for 2021 Equity Incentive Plan	8-K	000-56238	10.12	October 27, 2021
107	Calculation of Filing Fee Table					X

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, North Carolina, on this 25th day of February, 2022.

GUERRILLA RF, INC.

By:	/s/ Ryan Pratt
Ryan Pratt
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryan Pratt and John Berg, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date

/s/ Ryan Pratt	Chief Executive Officer, and Chairman of the Board	February 25, 2022
Ryan Pratt	of Directors (principal executive officer)
/s/ John Berg	Chief Financial Officer	February 25, 2022
John Berg	(principal financial and accounting officer)
/s/ David Bell	Director	February 25, 2022
David Bell
/s/ James E. Dunn	Director	February 25, 2022
James (Jed) E. Dunn
/s/ William J. Pratt	Director	February 25, 2022
William J. Pratt
/s/ Gary Smith	Director	February 25, 2022
Gary Smith
/s/ Greg Thompson	Director	February 25, 2022
Greg Thompson